American Funds Mortgage Fund

February 28, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,658
Class B	$3
Class C	$140
Class F1	$70
Class F2	$164
Total	$2,035
Class 529-A	$142
Class 529-B	$1
Class 529-C	$38
Class 529-E	$13
Class 529-F1	$66
Class R-1	$3
Class R-2	$17
Class R-2E	$0*
Class R-3	$18
Class R-4	$20
Class R-5	$2
Class R-6	$15,713
Total	$16,033
* amount less than zero

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.04
Class B	$0.00
Class C	$0.00
Class F1	$0.04
Class F2	$0.05
Class 529-A	$0.03
Class 529-B	$0.00
Class 529-C	$0.00
Class 529-E	$0.02
Class 529-F1	$0.05
Class R-1	$0.02
Class R-2	$0.00
Class R-2E	$0.04
Class R-3	$0.02
Class R-4	$0.04
Class R-5	$0.05
Class R-6	$0.06

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	14,090
Class B	39
Class C	1,625
Class F1	567
Class F2	1,055
Total	17,376
Class 529-A	1,241
Class 529-B	10
Class 529-C	448
Class 529-E	129
Class 529-F1	527
Class R-1	20
Class R-2	203
Class R-2E	1
Class R-3	174
Class R-4	167
Class R-5	16
Class R-6	128,990
Total	131,926

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$10.21
Class B	$10.18
Class C	$10.18
Class F1	$10.21
Class F2	$10.22
Class 529-A	$10.21
Class 529-B	$10.17
Class 529-C	$10.17
Class 529-E	$10.21
Class 529-F1	$10.21
Class R-1	$10.19
Class R-2	$10.17
Class R-2E	$10.22
Class R-3	$10.21
Class R-4	$10.21
Class R-5	$10.21
Class R-6	$10.21

*Amount less than one thousand